UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 24, 2007

Date of Report (Date of earliest event reported)

SEI Investments Company

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10200	23-1707341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

(Address of principal executive offices) (Zip code)

(610) 676-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On Wednesday, July 25, 2007, SEI Investments Company issued a press release announcing its financial and operating results for the second quarter ended June 30, 2007. A copy of the press release is furnished as Exhibit 99.1 and incorporated in this Item 2.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On Wednesday, July 25, 2007, SEI Investments Company (the “Company”) entered into a five-year unsecured senior revolving credit facility (the “Facility”) with JP Morgan Chase Bank, as agent, Wachovia Bank, National Association, as syndication agent, Bank of America, N.A., Manufacturers and Traders Trust Company and PNC Bank, National Association, as documentation agents, and other lenders in an aggregate principal amount of $200 million that expires in July 2012. The Facility replaces the $200 million three-year facility that was scheduled to expire in September 2007. Interest on borrowings under the Facility is payable at rates that are based on the London InterBank Offered Rate (“LIBOR”) plus a premium that can range from 45 basis points to 75 basis points depending on the Company’s Leverage Ratio (a ratio of consolidated indebtedness to consolidated EBITDA for the four preceding fiscal quarters, all as defined in the related agreement). The Company also pays quarterly commitment fees based on the unused portion of the Facility. The quarterly fees for the Facility can range from 9 basis points of the amount of the unused portion of the Facility to 15 basis points, depending on the Company’s Leverage Ratio. Certain wholly-owned subsidiaries of the Company have guaranteed the obligations of the Company under the Facility.

The Facility contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations, asset sales, investments, transactions with affiliates, or to incur liens, subject in certain cases to certain thresholds, as defined in the related agreement. In the event of a default under the Facility, the Company would also be restricted from paying dividends on, or repurchasing, its capital stock without the approval of the lenders. The Facility also contains financial covenants that, among other things, require the Company to maintain the Leverage Ratio at not more than 1.25 to 1. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events of default constituting an event of default under the Facility, and in certain cases after notice to the Company, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated. In addition, certain other events of default under the Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.

This summary is qualified in its entirety by reference to the text of the Facility agreement which is included as Exhibit 99.2 to this Current Report.

Item 8.01.	Other Events.

On Tuesday, July 24, 2007, the Company’s Board of Directors approved an amended and restated Charter of the Audit Committee of the Board of Directors, effective on the date of approval. A copy of the amended and restated Charter is furnished as Exhibit 99.3 and incorporated in this Item 8.01 by reference.

On Wednesday, July 25, 2007, the Company issued a press release announcing the Company’s Board of Directors has approved an increase in the Company’s stock repurchase program by an additional $75 million. A copy of the press release is furnished as Exhibit 99.4 and incorporated in this Item 8.01 by reference.

As provided in General Instruction B.2 to Form 8-K, the information furnished in Item 2.02, Item 8.01, Exhibit 99.1 and Exhibit 99.4 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 25, 2007 of SEI Investments Company announcing its financial and operating results for the second quarter ended June 30, 2007.

99.2	Credit Agreement dated as of July 25, 2007, among SEI Investments Company, the Lenders Party thereto, JP Morgan Chase Bank, as Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., Manufacturers and Traders Trust Company and PNC Bank, National Association, as Documentation Agents.

99.3	Amended and restated Charter of the Audit Committee of the Board of Directors of SEI Investments Company.

99.4	Press Release dated July 25, 2007 of SEI Investments Company announcing an increase in the Company’s stock repurchase program by an additional $75 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

Date: July 26, 2007	By:	/s/ Kathy C. Heilig
Kathy C. Heilig
Chief Accounting Officer & Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 25, 2007 of SEI Investments Company announcing its financial and operating results for the second quarter ended June 30, 2007.

99.2	Credit Agreement dated as of July 25, 2007, among SEI Investments Company, the Lenders Party thereto, JP Morgan Chase Bank, as Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., Manufacturers and Traders Trust Company and PNC Bank, National Association, as Documentation Agents.

99.3	Amended and restated Charter of the Audit Committee of the Board of Directors of SEI Investments Company.

99.4	Press Release dated July 25, 2007 of SEI Investments Company announcing an increase in the Company’s stock repurchase program by an additional $75 million.